Exhibit 99.1

Google Inc. Announces Third Quarter 2012 Results

MOUNTAIN VIEW, Calif. – October 18, 2012 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended September 30, 2012.

PENDING LARRY QUOTE

Q3 Financial Summary

Google Inc. reported consolidated revenues of $14.10 billion for the quarter ended September 30, 2012, an increase of 45% compared to the third quarter of 2011. Google Inc. reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the third quarter of 2012, TAC totaled $2.77 billion, or 26% of advertising revenues.

Operating income, operating margin, net income, and earnings per share (EPS) are reported on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures at the end of this release.

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GAAP operating income in the third quarter of 2012 was $2.74 billion, or 19% of revenues. This compares to GAAP operating income of $3.06 billion, or 31% of revenues, in the third quarter of 2011. Non-GAAP operating income in the third quarter of 2012 was $3.80 billion, or 27% of revenues. This compares to non-GAAP operating income of $3.63 billion, or 37% of revenues, in the third quarter of 2011.

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GAAP net income in the third quarter of 2012 was $2.18 billion, compared to $2.73 billion in the third quarter of 2011. Non-GAAP net income in the third quarter of 2012 was $3.01 billion, compared to $3.18 billion in the third quarter of 2011.

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GAAP EPS in the third quarter of 2012 was $6.53 on 333 million diluted shares outstanding, compared to $8.33 in the third quarter of 2011 on 327 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2012 was $9.03, compared to $9.72 in the third quarter of 2011.

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Non-GAAP operating income and non-GAAP operating margin exclude stock-based compensation (SBC) expense, as well as restructuring and related charges recorded in our Motorola business. Non-GAAP net income and non-GAAP EPS exclude the expenses noted above, net of the related tax benefits. In the third quarter of 2012, the expense related to SBC and the related tax benefits were $715 million and $155 million compared to $571 million and $116 million in the third quarter of 2011. In the third quarter of 2012, restructuring and related charges recorded in our Motorola business were $349 million, and the related tax benefits were $76 million.

Q3 Financial Highlights

Revenues and other information – On a consolidated basis, Google Inc. revenues for the quarter ended September 30, 2012 was $14.10 billion, an increase of 45% compared to the third quarter of 2011.

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Google Revenues (advertising and other) – Google revenues were $11.53 billion, or 82% of consolidated revenues, in the third quarter of 2012, representing a 19% increase over third quarter 2011 revenues of $9.72 billion.

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Google Sites Revenues – Google-owned sites generated revenues of $7.73 billion, or 67% of total Google revenues, in the third quarter of 2012. This represents a 15% increase over third quarter 2011 Google sites revenues of $6.74 billion.

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Google Network Revenues – Google’s partner sites generated revenues of $3.13 billion, or 27% of total Google revenues, in the third quarter of 2012. This represents a 21% increase from third quarter 2011 Google network revenues of $2.60 billion.

Google International Revenues – Google revenues from outside of the United States totaled $6.11 billion, representing 53% of total Google revenues in the third quarter of 2012, compared to 54% in the second quarter of 2012 and 55% in the third quarter of 2011.

Foreign Exchange Impact on Google Revenues – Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2012 through the third quarter of 2012, our Google revenues in the third quarter of 2012 would have been $136 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2011 through the third quarter of 2012, our Google revenues in the third quarter of 2012 would have been $557 million higher.

•	Google revenues from the United Kingdom totaled $1.22 billion, representing 11% of Google revenues in the third quarter of 2012, compared to 11% in the third quarter of 2011.

•	In the third quarter of 2012, we recognized a benefit of $62 million to Google revenues through our foreign exchange risk management program, compared to $1 million in the third quarter of 2011.

Reconciliations of our non-GAAP international revenues excluding the impact of foreign exchange and hedging to GAAP international revenues are included at the end of this release.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our Network members, increased approximately 33% over the third quarter of 2011 and increased approximately 6% over the second quarter of 2012.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our Network members, decreased approximately 15% over the third quarter of 2011 and decreased approximately 3% over the second quarter of 2012.

TAC – Traffic acquisition costs, the portion of revenues shared with Google’s partners, increased to $2.77 billion in the third quarter of 2012, compared to $2.21 billion in the third quarter of 2011. TAC as a percentage of advertising revenues was 26% in the third quarter of 2012, compared to 24% in the third quarter of 2011.

The majority of TAC is related to amounts ultimately paid to our Network members, which totaled $2.21 billion in the third quarter of 2012. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $556 million in the third quarter of 2012.

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Motorola Revenues (hardware and other) – Motorola revenues were $2.58 billion ($1.78 billion from the mobile segment and $797 million from the home segment), or 18% of consolidated revenues in the third quarter of 2012.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs, credit card processing charges, and manufacturing and inventory-related costs, increased to $3.78 billion, or 27% of revenues, in the third quarter of 2012, compared to $1.17 billion, or 12% of revenues, in the third quarter of 2011.

Operating Expenses – Operating expenses, other than cost of revenues, were $4.81 billion in the third quarter of 2012, or 34% of revenues, compared to $3.28 billion in the third quarter of 2011, or 34% of revenues.

Amortization Expenses – Amortization expenses of acquisition related intangible assets were $317 million for the third quarter of 2012, compared to $126 million in the third quarter of 2011. Of the $317 million, $182 million was as a result of the acquisition of Motorola, of which $109 million was allocated to Google and $73 million was allocated to Motorola.

Stock-Based Compensation (SBC) – In the third quarter of 2012, the total charge related to SBC was $762 million, of which $47 million was restructuring-related, compared to $571 million in the third quarter of 2011.

We currently estimate SBC charges for grants to employees prior to September 30, 2012 to be approximately $2.7 billion for 2012. This estimate does not include expenses to be recognized related to employee stock awards that are granted after September 30, 2012 or non-employee stock awards that have been or may be granted.

Operating Income – On a consolidated basis, GAAP operating income in the third quarter of 2012 was $2.74 billion, or 19% of revenues. This compares to GAAP operating income of $3.06 billion, or 31% of revenues, in the third quarter of 2011. Non-GAAP operating income in the third quarter of 2012 was $3.80 billion, or 27% of revenues. This compares to non-GAAP operating income of $3.63 billion, or 37% of revenues, in the third quarter of 2011.

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Google Operating Income – GAAP operating income for Google was $3.26 billion, or 28% of Google revenues, in the third quarter of 2012. This compares to GAAP operating income of $3.06 billion, or 31% of Google revenues, in the third quarter of 2011. Non-GAAP operating income in the third quarter of 2012 was $3.95 billion, or 34% of Google revenues. This compares to non-GAAP operating income of $3.63 billion in the third quarter of 2011, or 37% of Google revenues.

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Motorola Operating Loss – GAAP operating loss for Motorola was $527 million ($505 million for the mobile segment and $22 million for the home segment), or -20% of Motorola revenues in the third quarter of 2012. Non-GAAP operating loss for Motorola in the third quarter of 2012 was $151 million, or -6% of Motorola revenues.

Interest and Other Income, Net – Interest and other income, net, was $63 million in the third quarter of 2012, compared to $302 million in the third quarter of 2011.

Income Taxes – Our effective tax rate was 22% for the third quarter of 2012.

Net Income – GAAP net income in the third quarter of 2012 was $2.18 billion, compared to $2.73 billion in the third quarter of 2011. Non-GAAP net income was $3.01 billion in the third quarter of 2012, compared to $3.18 billion in the third quarter of 2011. GAAP EPS in the third quarter of 2012 was $6.53 on 333 million diluted shares outstanding, compared to $8.33 in the third quarter of 2011 on 327 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2012 was $9.03, compared to $9.72 in the third quarter of 2011.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the third quarter of 2012 totaled $4.0 billion, compared to $3.95 billion in the third quarter of 2011. In the third quarter of 2012, capital expenditures were $872 million, the majority of which was for production equipment and facilities-related purchases. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the third quarter of 2012, free cash flow was $3.13 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of September 30, 2012, cash, cash equivalents, and short-term marketable securities were $45.7 billion.

Headcount – On a worldwide basis, we employed 53,546 full-time employees (36,118 in our Google business and 17,428 in our Motorola business) as of September 30, 2012, compared to 54,604 full-time employees as of June 30, 2012.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s third quarter 2012 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected SBC charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are on file with the SEC and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. All information provided in this release and in the attachments is as of October 18, 2012, and we undertake no duty to update this information unless required by law.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, free cash flow, and non-GAAP international revenues. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures,” “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” “Reconciliation from net cash provided by operating activities to free cash flow,” and “Reconciliation from GAAP international revenues to non-GAAP international revenues” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as SBC, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus expenses related to SBC, and, as applicable, other special items. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of SBC, and as applicable, other special items so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes SBC allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, SBC, that are recurring. SBC has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, SBC is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus expenses related to SBC and, as applicable, other special items less the related tax effects. The tax effects of SBC and, as applicable, other special items are calculated using the tax-deductible portion of SBC, and, as applicable, other special items, and applying the entity-specific, U.S. federal and blended state tax rates. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with SBC and, as applicable, other special items. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the statement of cash flows and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

Non-GAAP international revenues. We define non-GAAP international revenues as international revenues excluding the impact of foreign exchange and hedging. Non-GAAP international revenues are calculated by translating current quarter revenues using prior quarter and prior year exchange rates, as well as excluding any hedging gains realized in the current quarter. We consider non-GAAP international revenues as a useful metric as it facilitates management’s internal comparison to our historical performance.

The accompanying tables have more details on the non-GAAP financial measures that are most directly comparable to GAAP financial measures and the related reconciliations between these financial measures.

Contact:

Willa Chalmers

Investor Relations

+1-650-214-3381

willa@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2011*	As of September 30, 2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,983	$16,260
Marketable securities	34,643	29,464
Accounts receivable, net of allowance	5,427	7,259
Inventories	35	618
Receivable under reverse repurchase agreements	745	550
Deferred income taxes, net	215	230
Prepaid revenue share, expenses and other assets	1,710	2,440

Total current assets	52,758	56,821
Prepaid revenue share, expenses and other assets, non-current	499	2,206
Non-marketable equity securities	790	1,063
Property and equipment, net	9,603	11,401
Intangible assets, net	1,578	7,754
Goodwill	7,346	10,485

Total assets	$72,574	$89,730

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$588	$2,233
Short-term debt	1,218	3,218
Accrued compensation and benefits	1,818	1,926
Accrued expenses and other current liabilities	1,370	3,313
Accrued revenue share	1,168	1,108
Securities lending payable	2,007	1,686
Deferred revenue	547	905
Income taxes payable, net	197	45

Total current liabilities	8,913	14,434
Long-term debt	2,986	2,988
Deferred revenue, non-current	44	100
Income taxes payable, non-current	1,693	2,034
Deferred income taxes, net, non-current	287	1,461
Other long-term liabilities	506	685
Stockholders’ equity:
Common stock and additional paid-in capital	20,264	22,204
Accumulated other comprehensive income	276	368
Retained earnings	37,605	45,456

Total stockholders’ equity	58,145	68,028

Total liabilities and stockholders’ equity	$72,574	$89,730

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(unaudited)
Revenues:
Google (advertising and other)	$9,720	$11,526	$27,322	$33,135
Motorola (hardware and other)	—	2,575	—	3,825

Total revenues	9,720	14,101	27,322	36,960

Costs and expenses:
Cost of revenues - Google (advertising and other) (1)	3,378	4,440	9,485	12,213
Cost of revenues - Motorola (hardware and other) (1)	—	2,114	—	3,143
Research and development (1)	1,404	2,009	3,861	5,035
Sales and marketing (1)	1,204	1,760	3,322	4,462
General and administrative (1)	676	1,042	1,919	2,779
Charge related to the resolution of Department of Justice investigation	—	—	500	—

Total costs and expenses	6,662	11,365	19,087	27,632

Income from operations	3,058	2,736	8,235	9,328
Interest and other income, net	302	63	602	473

Income before income taxes	3,360	2,799	8,837	9,801
Provision for income taxes	631	623	1,804	1,950

Net income	$2,729	$2,176	$7,033	$7,851

Net income per share - basic	$8.44	$6.64	$21.82	$24.05

Net income per share - diluted	$8.33	$6.53	$21.53	$23.69

Shares used in per share calculation - basic	323,155	327,785	322,304	326,452

Shares used in per share calculation - diluted	327,439	333,314	326,619	331,414

(1) Includes stock-based compensation expense as follows:

Cost of revenues - Google (advertising and other)	$72	$103	$172	$259
Cost of revenues - Motorola (hardware and other)	—	8	—	13
Research and development	311	378	795	968
Sales and marketing	104	155	256	372
General and administrative	84	118	214	364

	$571	$762	$1,437	$1,976

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
	(unaudited)
Operating activities
Net income	$2,729	$2,176	$7,033	$7,851
Adjustments:
Depreciation and amortization of property and equipment	363	507	1,011	1,358
Amortization of intangible and other assets	129	321	337	651
Stock-based compensation expense	571	762	1,437	1,976
Excess tax benefits from stock-based award activities	(28)	(58)	(61)	(113)
Deferred income taxes	62	(168)	526	23
Gain on divestiture of business	—	—	—	(188)
Other	(52)	32	3	(24)
Changes in assets and liabilities, net of effects of acquisitions and divestiture:
Accounts receivable	(223)	(307)	(247)	(228)
Income taxes, net	366	167	268	1,336
Inventories	(20)	18	(18)	188
Prepaid revenue share, expenses and other assets	22	(27)	(128)	(1,215)
Accounts payable	(5)	(194)	72	(274)
Accrued expenses and other liabilities	(42)	727	255	484
Accrued revenue share	64	(80)	70	(57)
Deferred revenue	14	128	83	182

Net cash provided by operating activities	3,950	4,004	10,641	11,950

Investing activities
Purchases of property and equipment	(680)	(872)	(2,487)	(2,253)
Purchases of marketable securities	(22,738)	(8,704)	(43,693)	(24,246)
Maturities and sales of marketable securities	19,480	7,143	33,107	29,800
Investments in non-marketable equity securities	(15)	(44)	(358)	(246)
Cash collateral related to securities lending	1,119	(230)	694	(321)
Investments in reverse repurchase agreements	(125)	(75)	(395)	195
Acquisitions, net of cash acquired and proceeds received from divestiture, and purchases of intangibles and other assets	(488)	(525)	(1,350)	(10,471)

Net cash used in investing activities	(3,447)	(3,307)	(14,482)	(7,542)

Financing activities
Net payments related to stock-based award activities	(108)	(5)	(20)	(189)
Excess tax benefits from stock-based award activities	28	58	61	113
Proceeds from issuance of debt, net of costs	750	4,374	8,780	12,125
Repayments of debt	(750)	(4,375)	(8,054)	(10,128)

Net cash provided by (used in) financing activities	(80)	52	767	1,921

Effect of exchange rate changes on cash and cash equivalents	(113)	74	74	(52)
Net increase (decrease) in cash and cash equivalents	310	823	(3,000)	6,277
Cash and cash equivalents at beginning of period	10,320	15,437	13,630	9,983

Cash and cash equivalents at end of period	$10,630	$16,260	$10,630	$16,260

Reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial meaures

The following tables present reconciliations of selected non-GAAP financial measures to the nearest comparable GAAP financial measures (in millions, unaudited):

	Three Months Ended September 30, 2011
	Google
	GAAP	Adjustments (1)	Non-GAAP
Revenues	$9,720		$9,720
Costs and expenses:
Cost of revenues	3,378	$72	3,306
Research and development	1,404	311	1,093
Sales and marketing	1,204	104	1,100
General and administrative	676	84	592

Total costs and expenses	6,662	$571	$6,091

Income from operations	$3,058		$3,629

	Three Months Ended September 30, 2012
	Google			Motorola			Consolidated
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Revenues	$11,526		$11,526	$2,575		$2,575	$14,101		$14,101
Costs and expenses:
Cost of revenues	4,440	103	4,337	2,114	91	2,023	6,554	194	6,360
Research and development	1,540	350	1,190	469	132	337	2,009	482	1,527
Sales and marketing	1,385	126	1,259	375	113	262	1,760	239	1,521
General and administrative	898	109	789	144	40	104	1,042	149	893

Total costs and expenses	8,263	688	7,575	3,102	376	2,726	11,365	1,064	10,301

Income (loss) from operations	$3,263		$3,951	$(527)		$(151)	$2,736		$3,800

(1)	To eliminate stock-based compensation expense.
(2)	To eliminate stock-based compensation expense, as well as restructuring and related charges recorded in our Motorola business.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended September 30, 2011						Three Months Ended September 30, 2012
Consolidated	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$571	(c)					$715	(d)
									349	(e)

Income from operations	$3,058	31.5%	$571		$3,629	37.3%	$2,736	19.4%	$1,064		$3,800	26.9%

			$571	(c)					$715	(d)
			(116	)(f)					(155	)(f)
									349	(e)
									(76	)(g)

Net income	$2,729		$455		$3,184		$2,176		$833		$3,009

Net income per share - diluted	$8.33				$9.72		$6.53				$9.03

Shares used in per share calculation - diluted	327,439				327,439		333,314				333,314

(a)	Operating margin is defined as consolidated income from operations divided by consolidated revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP consolidated income from operations divided by consolidated revenues.
(c)	To eliminate $571 million of stock-based compensation expense recorded in the third quarter of 2011.
(d)	To eliminate $715 million of stock-based compensation expense recorded in the third quarter of 2012.
(e)	To eliminate $349 million of restructuring and related charges recorded in our Motorola business, of which $47 million was related to stock-based compensation.
(f)	To eliminate income tax effects related to expenses noted in (c) and (d).
(g)	To eliminate income tax effects related to expense noted in (e).

The following tables present certain non-GAAP results before certain material items by business (in millions, unaudited):

	Three Months Ended September 30, 2011						Three Months Ended September 30, 2012
Google	GAAP Actual	Operating Margin (h)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (i)	GAAP Actual	Operating Margin (h)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (i)
			$571	(j)					$688	(k)

Income from operations	$3,058	31.5%	$571		$3,629	37.3%	$3,263	28.3%	$688		$3,951	34.3%

(h)	Operating margin is defined as Google income from operations divided by Google revenues.
(i)	Non-GAAP operating margin is defined as non-GAAP Google income from operations divided by Google revenues.
(j)	To eliminate $571 million of stock-based compensation expense recorded in the third quarter of 2011.
(k)	To eliminate $688 million of stock-based compensation expense recorded in the third quarter of 2012.

Three Months Ended September 30, 2012
Motorola	GAAP Actual	Operating Margin (l)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (m)
			$27	(n)
			349	(o)

Loss from operations	$(527)	-20.5%	$376		$(151)	-5.9%

(l)	Operating margin is defined as Motorola income from operations divided by Motorola revenues.
(m)	Non-GAAP operating margin is defined as non-GAAP Motorola income from operations divided by Motorola revenues.
(n)	To eliminate $27 million of stock-based compensation expense recorded in the third quarter of 2012.
(o)	To eliminate $349 million of restructuring and related charges recorded in our Motorola business, of which $47 million was related to stock-based compensation.

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended September 30, 2012
Net cash provided by operating activities	$4,004
Less purchases of property and equipment	(872)

Free cash flow	$3,132

Net cash used in investing activities*	$(3,307)

Net cash provided by financing activities	$52

*	Includes purchases of property and equipment.

Reconciliation from GAAP international revenues to non-GAAP international revenues (in millions, unaudited):

Consolidated	Three Months Ended September 30, 2012	Three Months Ended September 30, 2012
	(using Q3’11’s FX rates)	(using Q2’12’s FX rates)
United Kingdom revenues (GAAP)	$1,226	$1,226
Exclude foreign exchange impact on Q3’12 revenues using Q3’11 rates	48
Exclude foreign exchange impact on Q3’12 revenues using Q2’12 rates		17
Exclude hedging gains recognized in Q3’12	(6)	(6)

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,268	$1,237

Rest of the world revenues (GAAP)	$5,876	$5,876
Exclude foreign exchange impact on Q3’12 revenues using Q3’11 rates	584
Exclude foreign exchange impact on Q3’12 revenues using Q2’12 rates		140
Exclude hedging gains recognized in Q3’12	(56)	(56)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$6,404	$5,960

Google	Three Months Ended September 30, 2012	Three Months Ended September 30, 2012
	(using Q3’11’s FX rates)	(using Q2’12’s FX rates)
United Kingdom revenues (GAAP)	$1,216	$1,216
Exclude foreign exchange impact on Q3’12 revenues using Q3’11 rates	47
Exclude foreign exchange impact on Q3’12 revenues using Q2’12 rates		17
Exclude hedging gains recognized in Q3’12	(6)	(6)

United Kingdom revenues excluding foreign exchange and hedging impact (Non-GAAP)	$1,257	$1,227

Rest of the world revenues (GAAP)	$4,894	$4,894
Exclude foreign exchange impact on Q3’12 revenues using Q3’11 rates	510
Exclude foreign exchange impact on Q3’12 revenues using Q2’12 rates		119
Exclude hedging gains recognized in Q3’12	(56)	(56)

Rest of the world revenues excluding foreign exchange and hedging impact (Non-GAAP)	$5,348	$4,957

The following table presents our consolidated revenues by revenue source (in millions, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Advertising revenues:
Google websites	$6,740	$7,727	$18,851	$22,581
Google Network Members’ websites	2,595	3,133	7,506	9,029

Total advertising revenues	9,335	10,860	26,357	31,610
Other revenues	385	666	965	1,525

Total Google revenues (advertising and other)	9,720	11,526	27,322	33,135

Total Motorola revenues (hardware and other)	—	2,575	—	3,825

Consolidated revenues	$9,720	$14,101	$27,322	$36,960

The following table presents our Google revenues, by revenue source, as a percentage of Google revenues (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012
Advertising revenues:
Google websites	69%	67%	69%	68%
Google Network Members’ websites	27%	27%	27%	27%

Total advertising revenues	96%	94%	96%	95%
Other revenues	4%	6%	4%	5%

Google revenues	100%	100%	100%	100%